Exhibit 10.16

LICENSE AGREEMENT

(Bricktown Brewery – Springfield)

THIS LICENSE AGREEMENT (the “Agreement”) dated effective as of June 11, 2018, is entered into by and between BT CONCEPTS LLC, an Oklahoma limited liability company (the “Licensor”), and BT OPS SPRINGFIELD LLC, a Missouri limited liability company (the “Licensee”).

WHEREAS, Licensee and Licensor to enter into a business arrangement to whereby Licensor shall grant to Licensee the right to utilize the Property (as defined below) under the terms and conditions of this Agreement; and

WHEREAS, Licensor is the owner of all of the intellectual property, including, trademarks, service marks, and trade-names, common law, state and federal, if applicable, the name “Bricktown Brewery®” and any variations thereof, logos, copy-rights, menus, recipes, trade dress, processes, employee and operation manuals, advertising materials and other similar rights related to the Bricktown Brewery® brew-pub and restaurant concept, including certain craft-brewed beers and ales, and including, without limitation, those items set forth on Schedule I attached hereto (the “Property”); and

WHEREAS, Licensee desires to use and continue to use the Property in and at its brew-pub and restaurant (“Bricktown Brewery – Springfield”) which it is owns and operates at 2040 E Independence St, Springfield, MO 65804 (the “Exclusive Territory”), in connection with operations, restaurant and other services provided at the Bricktown Brewery – Springfield (the “Services”) and on goods, including but not limited to, printed materials, napkins, menus, educational materials, clothing and other goods associated with the Services (the “Goods”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the receipt of which are hereby acknowledged, the parties agree as follows:

1. Grant of License. Effective upon the execution of this Agreement, Licensor hereby grants to Licensee upon the terms of this Agreement, a non-exclusive license to use the Property on and in connection with the Bricktown Brewery – Springfield, including Goods and Services, in the Exclusive Territory. Licensee accepts the license subject to the terms of this Agreement. Licensee shall use only the Property in the manner authorized and permitted by this Agreement and only in connection with the operation of Bricktown Brewery – Springfield.

License Agreement – Bricktown Brewery – Springfield

2. Ownership of Property. Licensee hereby acknowledges that Licensor is the owner of the Property and agrees that it will not do anything materially inconsistent with such ownership. During the term of this Agreement, Licensee shall identify itself as the owner of Bricktown Brewery – Springfield in conjunction with any use of the Property, including, but not limited to, on invoices, order forms, receipts and contracts, as well as at such conspicuous locations on the premises of Bricktown Brewery – Springfield. Any and all goodwill arising from Licensee’s use of the Property shall inure solely and exclusively to Licensor’s benefit, and upon expiration or termination of this Agreement and the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee’s use of the Concept or the Proprietary Marks.

3. Standards and Control. Licensee agrees that the nature of the Goods and Services provided by Licensee in association with the Property shall conform to the reasonable standards now in place or reasonably adopted in the future by Licensee, and used at the Bricktown Brewery – Springfield. It is agreed and understood between the parties that the current goods, services, related advertisement, promotional and other related uses of the Property at and on behalf of the Bricktown Brewery – Springfield are in conformance with the standards of Licensor for the Property. Subject to the provision herein for Licensee's reasonable adoption of standards in the future, Licensee agrees to maintain the current standards now in place at the Bricktown Brewery – Springfield and Licensor agrees that such standards are in conformance with its standards and that by maintaining such standards, Licensee is now and will be in compliance for the term of this Agreement with its obligations to meet standards set by Licensor. Licensee further agrees that it will comply with all applicable laws and regulations and obtain all appropriate government approval pertaining to the Goods and Services sold on and in association with the Property.

4. Term. The term of the license shall continue for as long as Licensee, including its successors or assigns, uses any of the Property at Bricktown Brewery – Springfield, provided that either party may terminate this Agreement upon material default by the other party in the performance of any obligation under this Agreement. Upon material default by a party in the performance of any obligation under this Agreement, the non-defaulting party shall give notice in writing to the party in default specifying the thing or matter in default. Unless such default is cured within thirty (30) days following the giving of such notice (or if such cure cannot be completed within such thirty (30) day period, if the cure is not undertaken promptly upon receipt of such notice and diligently pursued thereafter), the party giving such notice may give further written notice to the other party terminating this Agreement; in such event, this Agreement shall terminate on the date specified in such further notice, which date shall be no earlier than thirty (30) days from the date of such further notice. This grant of this license is expressly subject to and conditioned upon any approval of the Court required in the Bankruptcy.

5. Termination. Upon termination of this Agreement, Licensee agrees to discontinue all use of the Property within sixty (60) days of the termination.

License Agreement – Bricktown Brewery – Springfield

6. Licensing Fee. Beginning with the first day of the accounting period following the calendar month in which all debt, including notes payable or accounts payable, owed by Licensor to Licensee or any entity doing business under license as a Bricktown Brewery which has a common ownership of more than 20% with Licensee has been paid in full (“Fee Start Date”), as consideration for use of the Property, Licensor will earn from Licensee a “Licensing Fee”, calculated as 20% of:

(a)	Earnings Before Depreciation and Amortization (“EBDA”) for Licensee;

(b)	Less debt service (payment of interest and principal) of all debt of the Licensee since the Cost Start Date amortized over 5 years; and

(c)	Less all capital expenditures made by Licensee of any kind since the Cost Start Date, including but not limited to pre-opening expenses for Licensees restaurant operations.

Calculation of the Licensing Fee shall be done after each monthly accounting period on a cumulative basis, meaning that if a monthly calculation of the Licensing Fee produces a negative number, such negative balance shall be carried forward to the following accounting period until a positive balance is achieved. The Licensing Fee for a given monthly accounting period shall be due and payable on or before the 15th day of the following monthly accounting period. The “Cost Start Date” is the first date on which Licensee incurred either debt service or capital expenditures in connection with the construction, conversion or remodeling of Licensee’s premises as a Bricktown Brewery. No Licensing Fees will be earned prior to the Fee Start Date.

7. Miscellaneous.

7.1. Licensor and Licensee shall not have the power to bind or obligate the other party in any manner.

7.2. This Agreement shall be interpreted and construed under the laws of Oklahoma, which laws shall prevail in the event of any conflict of laws, except to the extent governed by the United States Trademark Act of 1946, as amended.

7.3. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement.

7.4. This Agreement is not assignable or transferable without the consent of the other party, such consent not to be unreasonably withheld.

7.5. This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

License Agreement – Bricktown Brewery – Springfield

7.6. Any controversy arising out of or relating to this Agreement shall be resolved in state or federal court located in Oklahoma County, Oklahoma.

7.7. The headings of this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand the meaning of the language contained in the particular section or paragraph.

7.8. This Agreement sets forth the entire agreement between the parties relating to the subject matter contained herein and may not be modified or amended except by written agreement signed by the parties hereto.

7.9, Nothing contained herein shall be construed as creating a partnership, joint venture or agency by and between Licensor and Licensee. The parties expressly recognize that they do not intend to create any partnership, joint venture or agency by and between them.

8. Proprietary Information. Licensee acknowledges that, over the term of this Agreement, they are to receive proprietary information which Licensor has developed over time at great expense, including, but not limited to, information regarding the Bricktown Brewery® brew-pub and restaurant concept, methods of site selection, marketing and public relations methods, product analysis and selection, recipes for preparing, cooking and serving food and beverages, and service methods and skills relating to the development and operation of Bricktown Brewery® brew-pub and restaurants. Licensee further acknowledge that this information, which includes, but is not necessarily limited to, that contained in the manuals, is not generally known in the industry and is beyond its own present skills and experience, and that to develop it themselves would be expensive, time consuming and difficult. Licensee further acknowledges that Licensor’s information provides a competitive advantage and will be valuable to it in the development of their business, and that gaining access to it is therefore a primary reason why they are entering into this Agreement. Accordingly, Licensee agrees that Licensor’s information, as described above, which may or may not be “trade secrets” under prevailing judicial interpretations or statutes, is private and valuable, and constitutes trade secrets belonging to Licensor; and in consideration of Licensor’s confidential disclosure to them of these trade secrets, Licensee agrees that it will not communicate, divulge or use for the benefit of any other person or entity any confidential information, knowledge or know-how concerning the methods of development or operation of a restaurant utilizing the Bricktown Brewery® brew-pub and restaurant concept or system. Licensee agrees that the provisions of this Section 8 are and have been a primary inducement to Licensor to enter into this Agreement, and that, in the event of breach thereof, Licensor would be irreparably injured and would be without adequate remedy at law. Therefore, in the event of a breach, or a threatened or attempted breach, of any of such provisions, Licensor shall be entitled, in addition to any other remedies which it may have hereunder or in law or in equity (including without limitation the right to terminate this Agreement), to a preliminary and/or permanent injunction and a decree for specific performance of the terms hereof without the necessity of showing actual or threatened damage, and without being required to furnish a bond or other security.

License Agreement – Bricktown Brewery – Springfield

9. Infringement. In the event that any of the Property allegedly infringe on a third party, Licensor agrees, at its sole cost and expense, to defend, indemnify and hold Licensee harmless against any and all such claims, demands or lawsuits alleging infringement, as a result of Licensee’s manufacture, marketing, distribution or sale of the Goods. Licensee agrees to promptly notify Licensor of its receipt of any notice of any such claim, demand or lawsuit, and Licensor agrees, at its sole cost and expense, to promptly assume Licensee’s defense of any such claim, demand or lawsuit, with legal counsel satisfactory to Licensee. Licensor acknowledges and agrees that Licensee in its sole discretion may elect to actively participate in the defense of any third party infringement action. Licensor further agrees that settlement of any third party infringement action will not proceed absent the written agreement and approval of Licensee.

10. Trademark Maintenance. Licensor shall maintain in full force and effect, for the term of this Agreement, all patents, copyrights and trademarks currently in place with respect to the Property, and shall keep Licensee fully and promptly informed of any changes to any such patents, copyrights and trademarks, specifically including any lapses or termination of any such patents, copyrights and trademarks.

11. Relationship. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, and that nothing in this Agreement is intended to constitute any party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever. Licensee is an independent contractor and not authorized to make any contract, agreement, warranty, or representation on behalf of Licensor, or to incur any debt or obligation, express or implied, on behalf of Eateries.

[Remainder of page intentionally blank, signatures on following page]

License Agreement – Bricktown Brewery – Springfield

IN WITNESS WHEREOF, this instrument has been executed effective as of the Effective Date first above written.

“Licensor”

BT CONCEPTS LLC,
an Oklahoma limited liability company

By:
Name:	James M. Burke
Its:	Manager

“Licensee”

BTB OPS SPRINGFIELD, LLC,
a Missouri limited liability company

By:
Name:	William C. Liedtke III
Its:	Manager

License Agreement – Bricktown Brewery – Springfield

SCHEDULE I

Jurisdiction	Mark	Status	Serial No Filing Date	Reg. No. Reg. Date	Owner	Class/Description	
Oklahoma	46 STAR OK AMBER ALE	Registered	17483050002	12324996 Jul 16, 2011	BT Concepts LLC	00	Ale.
United States of America	46 STAR OKLAHOMA AMBER ALE	Registered	85643293 Jun 5, 2012	4275624 Jan 15, 2013	BT Concepts LLC	32	Beer, ale and lager.
United States of America	BLUESBERRY ALE	Registered	86286581 May 20, 2014	4750801 Jun 9, 2015	BT Concepts LLC	32	Beer and ale.
United States of America	BRICKTOWN	Registered	86854573 Dec 18, 2015	5140056 Feb 14, 2017	BT Concepts LLC	43	Bar and restaurant services.
United States of America	BRICKTOWN BREWERY	Registered	85488404 Dec 6, 2011	4179342 Jul 24, 2012	BT Concepts LLC	43	Bar and restaurant services.
Oklahoma	BRICKTOWN BREWERY	Registered		12321136 Jul 12, 2011	BT Concepts LLC	00	Restaurant and bar services.
Oklahoma	BRICKTOWN BREWERY (Logo)	Registered		12316711 Jun 3, 2011	BT Concepts LLC	00	Restaurant goods and services.
Oklahoma	BRICKTOWN BROWN	Registered	17492570002	12325162 Jul 17, 2011	BT Concepts LLC	00	Name of beer and ale.
United States of America	OLD KING KÖLSCH	Registered	85643303 Jun 5, 2012	4275626 Jan 15, 2013	BT Concepts LLC	32	Beer, ale and lager.
Oklahoma	OLD KING KÖLSCH	Registered	17479630002	12324949 Jul 16, 2011	BT Concepts LLC	00	Beer.
United States of America	REMINGTON RED ALE	Registered	85643298 Jun 5, 2012	4275625 Jan 15, 2013	BT Concepts LLC	32	Beer, ale and lager.

License Agreement – Bricktown Brewery – Springfield

License Agreement – Bricktown Brewery – Springfield